Exhibit 10.2

FORM OF PHH CORPORATION

PERFORMANCE RESTRICTED STOCK UNIT AWARD

PURSUANT TO THE PHH CORPORATION

2014 EQUITY AND INCENTIVE PLAN

THIS AWARD (including the related Terms and Conditions) is made as of the Grant Date by PHH CORPORATION (the “Company”) to [NAME] (the “Participant”) subject to acceptance by the Participant.

Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Participant, the Performance Restricted Stock Units.  Underlined and capitalized terms in Paragraphs A through F below shall have the meanings there ascribed to them therein or in the Plan.

A.                                 Grant Date: [__________], 2015.

B.                                  Plan Under Which Granted:  PHH Corporation 2014 Equity and Incentive Plan (the “Plan”).

C.                                  Performance Restricted Stock Units:  The target number of Performance Restricted Stock Units subject to the Award shall be [__________] (“Target Stock Units”), with a maximum amount of Performance Restricted Stock Units equal to 150% of the Target Stock Units available under this Award, subject to the terms hereof.  Each Performance Restricted Stock Unit represents the Company’s unfunded and unsecured obligation to issue one share of the Company’s common stock (“Stock”) in accordance with this Award, subject to the terms of this Award and the Plan.

D.                                 Dividend Equivalents:   Each Performance Restricted Stock Unit shall accrue Dividend Equivalents equal to the dividends per share paid on one share of Stock to a shareholder of record on or after the Grant Date. Dividend Equivalents will vest and be settled as provided in Schedule 1 attached hereto.

E.                                   Vesting Schedule:         The Performance Restricted Stock Units shall vest, if at all, in accordance with Schedule 1 attached hereto.  Performance Restricted Stock Units that become vested in accordance with Schedule 1 are “Vested Stock Units.”

F.                                    Settlement of Vested Stock Units:  Subject to the attached Terms and Conditions, shares of Stock or cash, as applicable, attributable to the applicable Vested Stock Units are to be settled on a date selected by the Company that is no later than sixty (60) days following the date specified in Schedule 1 (each a “Distribution Date”).

IN WITNESS WHEREOF, the Company and the Participant have executed this Award as of the Grant Date set forth above.

PARTICIPANT:	PHH CORPORATION

By:
Signature of Participant	Name:
Title:

TERMS AND CONDITIONS TO THE

PHH CORPORATION

PERFORMANCE RESTRICTED STOCK UNIT AWARD

1.                                    Settlement and Delivery of Vested Stock Units.

(a)                               On the applicable Distribution Date, except as set forth in Section 1(b), the Company shall issue and deliver a share certificate, or make or caused to be made an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, representing the number of shares of Stock attributable to Vested Stock Units to the Participant in settlement of the Participant’s rights under this Award.

(b)                              Notwithstanding subsection (a), the Vested Stock Units shall be settled in cash to the extent Vested Stock Units vest due to the Participant’s death, Disability, Change in Control, or Separation from Service, as provided in the Vesting Schedule.  Unless another date is specified by the Committee, the value of the cash payment to be made in settlement of the Vested Stock Units will be determined on the earliest to occur of the date of the Participant’s death, Disability, or Separation from Service, or a Change in Control.  Notwithstanding the foregoing, the Committee may, in its sole discretion, have the Company settle the Vested Stock Units described under this subsection (b), in whole or in part, in Stock in accordance with subsection (a).

(c)                               The Company shall not be required to issue fractional shares (or cash in lieu of fractional shares) upon the settlement of the Award.

(d)                              Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if Participant is a “specified employee” (within the meaning of Code Section 409A) on the date of Separation from Service, then any payment made or settlement occurring with respect to such Separation from Service under this Award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and the applicable cash or stock will be paid or settled to Participant during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service, or (ii) the date of Participant’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code (or, if earlier, the date of the Participant’s death), all cash or stock deferred pursuant to this paragraph will be paid or delivered to Participant (or Participant’s estate, in the event of Participant’s death) in a lump sum.  Any remaining payments and settlements under the Award will occur as otherwise provided in the Award.

2.                                    Tax Withholding. The Participant agrees to have the actual number of shares of Stock to be received in settlement of the Vested Stock Units reduced by the number of whole shares of Stock which, when multiplied by the Fair Market Value of the Stock on the applicable Distribution Date, is sufficient to satisfy the minimum amount of the required tax withholding obligations imposed on the Company on the applicable Distribution Date.  To the extent the Vested Stock Units or Dividend Equivalents are settled in cash, the cash payment will be reduced by any applicable withholding.

3.                                    Rights as Shareholder.  Until Stock received in settlement of the Vested Stock Units are issued to the Participant, the Participant shall have no rights as a shareholder with respect to the either Performance Restricted Stock Units or Vested Stock Units.  Except as otherwise provided in Section 7 hereof and Section 5.2 of the Plan, the Company shall make no adjustment for any dividends or distributions or other rights on or with respect to shares of Stock issued in settlement of the Vested Stock Units for which the record date is prior to the issuance of that stock certificate.

4.                                    Special Limitations.  If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities law with respect to shares of Stock otherwise deliverable under this Award, the Participant (a) shall deliver to the Company, prior to the delivery of Stock pursuant to the settlement of the Vested Stock Units, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the shares of Stock are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws and (b) shall agree that the shares of Stock so acquired will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities law.

5.                                    Restrictions on Transfer.  Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Performance Restricted Stock Units (including, without limitation, Vested Stock Units) or Dividend Equivalents.  Any such disposition not made in accordance with this Award shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Award.

6.                                    Legends on Shares.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Award.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant to carry out the provisions of this Section.

7.                                    Change in Capitalization.

(a)                               The number and kind of shares of Stock subject to the Performance Restricted Stock Units (including, without limitation, Vested Stock Units) shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Stock referenced by the Performance Restricted Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)                              In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control of the Company, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to the Performance Restricted Stock Units and take such action as it deems necessary or appropriate, including, without limitation, adjusting the number of Performance Restricted Stock Units, making a corresponding adjustment in the number of shares subject to the Performance Restricted Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in exchange for the cash value determined in good faith by the Committee of the of Performance Restricted Stock Units, as the Committee may determine. Any determination made by the Committee will be final and binding on the Participant.

(c)                               No fractional shares shall be created in making any adjustment pursuant to this Section 7.  Instead, any adjustment pursuant to this Section 7 that would otherwise result in a fractional Performance Restricted Stock Unit or share of Stock becoming subject to the Award shall be further adjusted to round down the numbers of Performance Restricted Stock Units to the next lowest Performance Restricted Stock Unit or share of Stock, as applicable.

(d)                              All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Participant. Any action taken by the Committee need not treat all recipients of equity incentives equally.

(e)                               The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

8.                                    Clawback.  Notwithstanding anything herein to the contrary, this Award and any Stock issued or cash paid pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Board of Directors or its designee, as may be amended from time to time, or any recoupment permitted or required by law.

In addition, until such time subsequent to the Grant Date that the Company adopts a “clawback policy” that is applicable to the Participant that expressly supersedes this paragraph, this Award shall be forfeited and the Participant shall be obligated to return to the Company any shares or repay any cash previously issued under this Award or a cash payment equal to the value of the shares at the time such shares were sold or transferred, if the Committee determines in good faith (a) that the Participant has violated the terms of any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company and/or one or more of its Affiliates or (b) that, within three (3) years of the date the Award is settled, the Participant (i) experiences a termination of employment for Cause, or the Committee determines after employment termination that the Participant’s employment could have been terminated for Cause, (ii) engaged in conduct that causes material financial or reputational harm to the Company or Affiliates, (iii) provided materially inaccurate information related to publicly reported financial statements of the Company and its Affiliates, (iv) improperly, or with gross negligence, failed to identify, assess or report risks material to the Company or its Affiliates that were within the scope of the Participant’s responsibility and of which the Participant was aware or should have been aware based on facts reasonably available to the Participant, or (v) violated the Company’s Code of Business Ethics and Conduct, is under investigation for a regulatory matter due to gross negligence or willful misconduct in the performance of the Participant’s duties for the Company and its Affiliates, or otherwise engaged in gross misconduct with respect to the Company and its Affiliates.

9.                                    Compliance with Employee Share Ownership and Retention Policy.  Except as provided in the PHH Corporation Non-Employee Director and Employee Share Ownership and Retention Policy amended September 2, 2014, as amended or superseded from time to time (the “Policy”), the Participant may not divest shares of stock received under the Award until the ownership requirements of the Policy have been met.

10.                            Section 409A.  This Award is intended to comply with, or otherwise be exempt from, Section 409A of the Code, as applicable.  This Award shall be administered, interpreted, and construed in a manner consistent with such Code section.  Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.  No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

11.                            Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no shares of Stock shall be issued except, in the reasonable judgment of the Board of Directors, in compliance with exemptions under applicable state securities laws of the state in which Participant resides, and/or any other applicable securities laws.

12.                            Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

13.                            Notice.  Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Award shall be given to the parties hereto at the following addresses:  to the Company (attention of the General Counsel), at the principal office of the Company or at any other address as the Company, by notice to Participant, may designate in writing from time to time; and to Participant, at Participant’s address as shown on the records of the Company, or at any other address as Participant, by notice to the Company, may designate in writing from time to time.

14.                            Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

15.                            Entire Agreement.  Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award.  The Committee’s interpretations and determinations in this regard shall be final and binding on the Participant.

16.                            Headings.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

17.                            Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

18.                            No Right to Continued Service.  Neither this Award nor the issuance of the Performance Restricted Stock Units hereunder shall be construed as giving Participant the right to continued service with the Company or any Affiliate.

19.                            Definitions.  Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.  The following capitalized terms shall have the following meanings:

(a)                               “Cause” means any one of the following: (1) a material failure of the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Affiliates; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Participant’s job or any instance of gross negligence in the performance of the Participant’s duties as an employee of the Company or one of its Affiliates; (5) any breach by the Participant of any fiduciary obligation owed to the Company or any Affiliate or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Participant to perform Participant’s job duties for the Company or any Affiliate to the best of Participant’s ability and in accordance with reasonable instructions and directions from the Board of Directors or its designee, and the reasonable workplace policies and procedures established by the Company or any Affiliate, as applicable, from time to time.

(b)                              “Disability” means the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its Affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Code Section 409A.

(c)                               “Dividend Equivalent” means a credit to the Participant’s book of accounts with respect to each Performance Restricted Stock Units outstanding under this Award equal to the amount of each dividend paid on the Stock, other than with respect to a large, nonrecurring cash dividend or distribution subject to the adjustment rules in Section 7 of this Agreement. Dividend Equivalent credits are made on the date of each payment of a dividend. Dividends paid on cash shall be credited as a dollar amounts and no earnings shall accrue or be payable on such Dividend Equivalents prior to settlement of such Dividend Equivalents by payment to the Participant as provided in the Award.

(d)                              “Good Reason” means any one of the following (i) a material diminution in Participant’s base compensation (from the amount in effect on the date of the Change in Control); (ii) a material diminution in authority, duties, or responsibilities of Participant; (iii) a material diminution in the budget over which Participant retains authority; (iv) a material change in the geographic location at which Participant is required to perform services; and (v) any other action or inaction that constitutes a material breach of this Award; provided, however, that for the Participant to be able to resign for “Good Reason,” the Participant must give the Company notice of the above conditions within 90 days after the condition first exists, the Company must not have not remedied the condition within 30 days after receiving written notice, and the Participant must resign within 60 days after the Company’s failure to remedy.

SCHEDULE 1

PHH CORPORATION

2014 EQUITY AND INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD

Vesting Schedule

I.                                       The Target Stock Units under this Award shall vest, if at all, at the end of the Third Measurement Period (as defined below).

The number of Target Stock Units that will be available to vest at the end of the Third Measurement Period shall be determined at the end of each of the following measurement periods (each a “Measurement Period” and, collectively, the “Measurement Periods”):

•                 First Measurement Period - January 1, 2015 through December 31, 2015

•                 Second Measurement Period - January 1, 2015 through December 31, 2016

•                 Third Measurement Period - January 1, 2015 through December 31, 2017

For each Measurement Period, one-third (1/3rd) of the total Target Stock Units under this Award (“Allocated Stock Units”) shall be available to vest, if at all, in accordance with the terms set forth herein, provided, that, if any Allocated Stock Units for a Measurement Period are determined not to be available to vest at the end of the Third Measurement Period during the applicable Measurement Period, such Allocable Stock Units shall be forfeited and shall not be available for vesting at the end of the Third Measurement Period.

The Allocated Stock Units for each Measurement Period that will be available to vest at the end of the Third Measurement Period are determined by multiplying the Allocated Stock Units by the Achieved Percentage (as defined below) based on the Total Shareholder Return (“TSR,” as defined below) achieved by the Company for the Measurement Period as described in the charts below, and as determined by the Committee.

As long as PHH’s TSR is positive, the schedule below will apply in determining the Achieved Percentage:

Relative TSR Achieved Percentile Rank:

Performance Level	TSR Percentile Ranking	Achieved Percentage
Maximum	67th Percentile and Above	150%
Target	55th Percentile	100%
Threshold	33rd Percentile	50%
Below Threshold	Below the 33rd Percentile	0%

*    The Achieved Percentage, and therefore the number of Vested Stock Units, for TSR performance between the levels set forth in the table above and above the “Threshold” level will be determined based on straight-line interpolation.

TSR shall be calculated for each of the component companies in the KBW Mortgage Finance Index, as defined below, for the applicable Measurement Period, and shall be listed in the order of their respective TSR performance from highest to lowest.  PHH’s TSR will be percentile ranked relative to the list of TSR

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performance of the component companies to determine TSR performance and the resulting number of Vested Stock Units.

The component companies in the KBW Mortgage Finance Index will be the component companies in the index for the entire applicable Measurement Period.  Notwithstanding the foregoing, component companies in the KBW Mortgage Finance Index on the first day of the Measurement Period that declare bankruptcy during the Measurement Period shall be included in the list of TSR performance of the component companies as a negative one hundred percent (-100%).

If PHH’s TSR is negative, the Achieved Percentage will be 0%.

TSR = Price Appreciation + Dividend Yield

Price appreciation is determined by taking the change in price over the applicable Measurement Period and dividing it by the closing price on the first day of that Measurement Period.  The change in price is determined by taking the closing price on the last day of the applicable Measurement Period and subtracting from it the closing price on the first day of that Measurement Period.

The dividend yield is determined by taking the sum of all dividends paid during the applicable Measurement Period by the Company or the other applicable component company of the KBW Mortgage Finance Index other than the Company, as applicable, and dividing this by the closing price on the first day of that Measurement Period.

For both the price appreciation and dividend yield, the closing price as of the first and last days of the applicable Measurement Period will be calculated by using a 20-trading day trailing average price (i.e. averaging the closing price for the 20 trading days up to and including the beginning date or closing date, as applicable), except that in the case of a Change in Control, the price of the Company for the end of the Measurement Period will be the price on the date of the Change in Control.

Except as otherwise provided herein, the Vested Stock Units under this Part I shall be settled as soon as practicable following the last day of the Third Measurement Period.

II.                                  Notwithstanding Part I:

(A)                           Upon the Participant’s Separation from Service due to (i) a termination of employment by the Company and its Service Recipient Affiliates without Cause or (ii) the voluntary resignation of the Participant from the Company and its Service Recipient Affiliates on or after attainment of age 65 (“Retirement”), in each case prior to the last day of the Third Measurement Period, the portion of the Allocated Stock Units which become Vested Stock Units for each Measurement Period, , subject to achievement of the applicable Performance Level for each such Measurement Period, will be equal to the total Allocated Stock Units for the applicable Measurement Period multiplied by a fraction where the numerator is the number of calendar days from and including the Grant Date through and including the effective date of the Separation from Service and the denominator is the total number of calendar days from and including the Grant Date through and including the last of the Third Measurement Period.  Such Vested Stock Units will be settled on the Distribution Date following the last day of the Third Measurement Period.

Notwithstanding the preceding paragraph, the Participant’s transfer to a Non-Service Recipient Affiliate that would be deemed a Separation from Service, prior to the occurrence of a Change in Control, will not be deemed a termination of employment

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without Cause or a Retirement for purposes of this Part II(A).  Instead, the Participant will continue to be considered employed for purposes of the vesting provisions of this Award during the period the Participant is employed by such Non-Service Recipient Affiliate, including the requirement to achieve a Performance Level during the applicable Measurement Period.

In addition, if a Change in Control occurs before the end of the Third Measurement Period after a transfer of the Participant to a Non-Service Recipient Affiliate and while the Participant is employed by the Non-Service Recipient Affiliate (and not employed by the Company or a Service-Recipient Affiliate), the Participant will become 100% vested in the Allocated Stock Units for the Measurement Period in which such Change in Control occurs and each subsequent Measurement Period and all such Vested Stock Units will be settled as soon as practicable following the Change in Control.   For purposes of determining the number of Vested Stock Units under this paragraph, the Achieved Percentage for the Measurement Period during which the Change in Control occurs and each subsequent Measurement Period will be the percentage based on actual performance for the Measurement Period in which such Change in Control occurs through the date of the Change in Control (based on a closing price for the end of such Measurement Period equal to the closing price as of the date of the Change in Control).Notwithstanding the foregoing, in the event the Participant violates any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company or its Affiliates prior to the Distribution Date or Change in Control, then the Participant shall not be vested in any portion of the Performance Restricted Stock Units under this Award and the entire Award will be forfeited.

(B)                            Notwithstanding (A), above, subject to the other terms of this Award, upon the Participant’s death or Disability during the Participant’s service with the Company and its Affiliates, the Performance Restricted Stock Units will become Vested Stock Units and will be settled as soon as practicable following the Participant’s death or Disability.  For purposes of determining the number of Vested Stock Units under this Part II(B), the Achieved Percentage for the Measurement Period during which the Participant’s death or Disability occurs shall be the percentage based on actual performance through the end of the most recent calendar quarter for which a Form 10-Q (or any successor form) has been filed with the Securities and Exchange Commission prior to the date of death or Disability.  Any Allocated Stock Units for any Measurement Period following the Measurement Period in which the Participant’s death or Disability occurs, if applicable, shall be forfeited.

(C)                            Notwithstanding (A) and (B), above, if a Change in Control occurs while the Participant is employed with the Company or its Service Recipient Affiliates and the Participant experiences a Separation from Service before the last day of the Third Measurement Period and within two years after the Change in Control due to (i) termination of employment by the Company and its Service Recipient Affiliates without Cause, (ii) the Participant’s resignation for Good Reason, or (iii) the Participant’s Retirement, the Participant will become 100% vested in the Allocated Stock Units for the Measurement Period in which such Separation from Service occurs and each subsequent Measurement Period and all such Vested Stock Units will be settled as soon as practicable following the Separation from Service.  For purposes of determining the number of Vested Stock Units under this Part II(C), the Achieved Percentage for the Measurement Period during which the Separation from Service occurs and each subsequent Measurement Period shall be the percentage based on actual performance for the Measurement Period in which such Separation from Service occurs through the date of the Change in Control (based on a

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closing price for the end of such Measurement Period equal to the closing price as of the date of the Change in Control).

(D)                           For the purposes of this Part II, “Service Recipient Affiliate” shall mean an Affiliate that, together with the Company, would constitute the “service recipient” within the meaning of Code Section 409A and “Non-Service Recipient Affiliate” shall mean an Affiliate that is not a Service Recipient Affiliate.

III.                             The Participant must be employed by the Company or an Affiliate and must not have incurred a Separation from Service on the date an applicable dividend is paid to be entitled to Dividend Equivalents in respect of that dividend. Dividend Equivalents accrued with respect to a Performance Restricted Stock Unit will be paid to the Participant on the Distribution Date for such Performance Restricted Stock Unit.

IV.                            Except as otherwise provided in this Vesting Schedule, any Performance Restricted Stock Units, and all Dividend Equivalents with respect to such Performance Restricted Stock Units, shall be forfeited at the time the Participant’s service with the Company and its Affiliates ceases, regardless of the reason and there shall be no proration for partial service.

V.                                 Notwithstanding anything in this Award to the contrary, if the Participant has not signed a restrictive covenant agreement in a form acceptable to the Company by no later than thirty (30) days after the Grant Date, the Award shall be forfeited.  Furthermore, if the Company determines that the Participant has violated the restrictive covenant agreement, any portion of the Award which has not been settled or paid will be forfeited.

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